Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have read Item 4 of Form 8-K of 10Charge, Inc. dated February 10, 2004 and are in agreement with the statements contained in (a)(1)(i),(ii) and (iv) therein.

We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,


/s/ Rogoff & Company, PC
    --------------------
New York, New York
February 10, 2004